[LOGO]
                                                           Eastman Kodak Company
                                                                343 State Street
                                                            Rochester, NY  14650
                                                        ------------------------




                                                                  Notice of 2001
                                                                  Annual Meeting
                                                             and Proxy Statement












                                                   Date of Notice March 22, 2001

                               NOTICE OF THE 2001
                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 9, 2001, at 10:00 AM, at the E.M. Pearson Theatre at Concordia University, 312 North Hamline Avenue, St. Paul, MN 55104. There are three proposals to be voted on at the Meeting:

        1.   Election of four Class II directors for a term of three years:
                William W. Bradley
                Alice F. Emerson
                Hector de J. Ruiz
                Laura D'Andrea Tyson

        2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants

        3.   Amendment to 2000 Management Variable Compensation Plan

The Board of Directors recommends a vote FOR items 1-3.

If you were a shareholder of record at the close of business on March 12, 2001, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact:

        Coordinator, Shareholder Services
        Eastman Kodak Company
        343 State Street
        Rochester, New York 14650-0205
        (716) 724-5492

The E.M. Pearson Theatre is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors


/s/ Joyce P. Haag

Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
March 22, 2001

[LOGO]


                                                March 22, 2001





Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 9, 2001, at 10:00 AM, at the E.M. Pearson Theatre at Concordia University, 312 North Hamline Avenue, St. Paul, MN 55104. You will be asked to vote on three proposals. We will also review Kodak's performance and answer your questions.

     You may vote by internet, telephone, written proxy, or written ballot at the Meeting. We encourage you to use the internet; it is the most cost-effective way to vote.

     We look forward to seeing you on May 9 and would like to take this opportunity to remind you that your vote is very important.

                                                Sincerely,

                                                /s/ Daniel A. Carp

                                                Daniel A. Carp
                                                Chairman of the Board

--------------------------------------------------------------------------------
343 STATE STREET o ROCHESTER, NEW YORK 14650

TABLE OF CONTENTS

Notice of the Meeting..........................................................1

Letter to Shareholders.........................................................2

Questions and Answers..........................................................4

Householding of Annual Disclosure Documents....................................8

Audio Webcast of Annual Meeting Available on the Internet......................8

Proposals to be Voted On.......................................................9
        Item 1 - Election of Directors.........................................9
        Item 2 - Ratification of Election of Independent Accountants...........9
        Item 3 - Amendment to 2000 Management Variable Compensation Plan......10

Board of Directors............................................................12
        Board Committees......................................................16
        Meeting Attendance....................................................17
        Director Compensation.................................................17

Beneficial Security Ownership Table...........................................18

Transactions with Management..................................................19

Compensation of Named Executive Officers......................................20
        Summary Compensation Table............................................20
        Option/SAR Grants Table...............................................22
        Option/SAR Exercises and Year-End Values Table........................23
        Long-Term Incentive Plan..............................................24
        Employment Contracts and Arrangements.................................25
        Change in Control Arrangements........................................26
        Retirement Plan.......................................................27

Report of the Executive Compensation and Development Committee................29

Report of the Audit Committee.................................................32

Performance Graph - Shareholder Return........................................33

Exhibit I - Amendment to 2000 Management Variable Compensation Plan...........34

Exhibit II - Audit Committee Charter..........................................34

                              QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

Q:  What am I voting on?

A:  You are voting on three proposals:
        1. Election of four Class II directors for a term of three years:
              William W. Bradley
              Alice F. Emerson
              Hector de J. Ruiz
              Laura D'Andrea Tyson
        2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants
        3. Amendment to 2000 Management Variable Compensation Plan

--------------------------------------------------------------------------------

Q:  What are the voting recommendations of the Board?

A:  The Board recommends the following votes:
        o FOR each of the directors.
        o FOR ratification of election of PricewaterhouseCoopers LLP as independent accountants.
        o FOR amendment to 2000 Management Variable Compensation Plan.

--------------------------------------------------------------------------------

Q:  Will any other matters be voted on?

A: We are not aware of any other matters that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Daniel
A. Carp and Joyce P. Haag, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Meeting.

--------------------------------------------------------------------------------

Q:  How do I vote?

A:  There are four ways to vote:
        o By internet at http://www.eproxyvote.com/ek. We encourage you to vote this way.
        o By toll-free telephone at (877) 779-8683.
        o By completing and mailing your proxy card.
        o By written ballot at the Meeting.
If you vote by internet or telephone, your vote must be received before midnight of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Daniel A. Carp and Joyce P. Haag will vote your shares FOR items 1 - 3.

--------------------------------------------------------------------------------

Q:  Who can vote?

A: You can vote at the Meeting if you were a shareholder of record as of the close of business on March 12, 2001 (the Record Date). Each share of common stock is entitled to one vote.

Q:  Can I change my vote?

A: Yes. You can change your vote or revoke your proxy any time before the Meeting by:
        o entering a new vote by internet or telephone;
        o returning a later-dated proxy card;
        o notifying Joyce P. Haag, Secretary and Assistant General Counsel; or
        o completing a written ballot at the Meeting.

--------------------------------------------------------------------------------

Q: What vote is required to approve each proposal?

A: The four director nominees receiving the greatest number of votes will be elected. The ratification of election of the independent accountants and the amendment to 2000 Management Variable Compensation Plan each requires the affirmative vote of a majority of the votes cast at the Meeting.

--------------------------------------------------------------------------------

Q: Is my vote confidential?

A: Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

--------------------------------------------------------------------------------

Q: Who will count the vote?

A: Fleet National Bank will count the vote. Its representatives will be the inspectors of election.

--------------------------------------------------------------------------------

Q: What shares are covered by my proxy card?

A: The shares covered by your card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees' Savings and Investment Plan and the Kodak Employees' Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.

--------------------------------------------------------------------------------

Q: What does it mean if I get more than one proxy card?

A: It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, Fleet National Bank, at (800) 253-6057.

--------------------------------------------------------------------------------

Q: Who can attend the Annual Meeting?

A: All shareholders of record as of the close of business on March 12, 2001, can attend. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting. Photographs will be taken at the Annual Meeting. We may use these photographs in publications. If you attend the Meeting, we assume your permission to use your picture.

Q:  What do I need to do to attend the Annual Meeting?

A:  To attend the Meeting, please follow these instructions:
        o If you vote by using the enclosed proxy card, check the appropriate box on the card.
        o If you vote by internet or telephone, follow the instructions provided for attendance.
        o If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.
        o To enter the Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.
        o If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Meeting.

Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

--------------------------------------------------------------------------------

Q:  Can I bring a guest?

A: Yes. If you plan to bring a guest to the Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Meeting, be sure your guest is with you.

--------------------------------------------------------------------------------

Q:  What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 12, 2001, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 1, 2001, there were 290,089,490 shares outstanding.

--------------------------------------------------------------------------------

Q: How do I recommend someone to be a director?

A: You may recommend any person to be a director by writing to Joyce P. Haag, Secretary and Assistant General Counsel, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218. You must include a description of your nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Committee on Directors will consider persons recommended by shareholders.

--------------------------------------------------------------------------------

Q:  How much did this proxy solicitation cost?

A: The Company hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

--------------------------------------------------------------------------------

Q:  When are the shareholder proposals due for the 2002 Annual Meeting?

A: Shareholder proposals must be in writing, received by November 20, 2001, and addressed to:
        Joyce P. Haag, Secretary and Assistant General Counsel
        Eastman Kodak Company
        343 State Street
        Rochester, New York 14650-0218

Q:  What other information about Kodak is available?

A:  The following information is available:
        o Annual Report on Form 10-K
        o Transcript of the Annual Meeting
        o Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries
        o Diversity Report; Form EEO-1
        o Health, Safety and Environment Annual Report on Kodak's website at http://www.kodak.com/go/HSE

You may request copies by contacting:
        Coordinator, Shareholder Services
        Eastman Kodak Company
        343 State Street
        Rochester, New York 14650-0205
        (716) 724-5492

                   HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps to reduce Kodak's expenses. The rule applies to Kodak's annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, Fleet National Bank, by calling their toll free number, (800) 253-6057.

If you would like to receive your own set of Kodak's annual disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak's annual disclosure documents, follow these instructions:

If your Kodak shares are registered in your own name, please contact our transfer agent, Fleet National Bank, and inform them of your request by calling them at (800) 253-6057 or writing them at P.O. Box 43016, Providence, RI 02940-3016.

If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

                         AUDIO WEBCAST OF ANNUAL MEETING
                            AVAILABLE ON THE INTERNET

This year, for the first time, Kodak's Annual Meeting will be webcast live. If you have internet access, you can access the webcast by going to Kodak's Investor Center webpage at the following address:

    http://www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will be available on Kodak's website for a short period of time after the Meeting.

                            PROPOSALS TO BE VOTED ON

ITEM 1
ELECTION OF DIRECTORS

Kodak's By-Laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 11. The Board is divided into three classes of directors with overlapping three-year terms. There are three Class II directors whose terms expire at the 2001 Annual Meeting.

Paul H. O'Neill, a Class II director, resigned from the Board effective December 31, 2000, in anticipation of his appointment as United States Secretary of the Treasury. John J. Phelan, Jr., a Class I director, is retiring from the Board effective May 9, 2001, in accordance with the Company's retirement policy for directors.

Nominees for election as Class II directors are:
        William W. Bradley
        Alice F. Emerson
        Hector de J. Ruiz
        Laura D'Andrea Tyson

All the nominees agree to serve a three-year term. Information about them is provided beginning on page 12. Alice F. Emerson and Laura Tyson were previously elected by you. William W. Bradley and Hector de J. Ruiz are standing for election by you for the first time.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy. This new director will serve until the next Annual Meeting.

The Board of Directors recommends a vote FOR the election of directors.

ITEM 2
RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has been the Company's independent accountants for many years. The Board, on the recommendation of its Audit Committee, elected PricewaterhouseCoopers LLP the Company's independent accountants to serve until the 2002 Annual Meeting.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote FOR the ratification of election of PricewaterhouseCoopers LLP as independent accountants.

ITEM 3
AMENDMENT TO 2000 MANAGEMENT VARIABLE COMPENSATION PLAN

What am I voting on?

You are voting on an amendment to 2000 Management Variable Compensation Plan to add performance measures that the Executive Compensation and Development Committee may select in establishing performance goals. The Board approved this amendment subject to your approval. The amendment appears as Exhibit I on page 34.

What is the 2000 Management Variable Compensation Plan?

The 2000 Management Variable Compensation Plan is our short-term annual bonus plan for executives. The purpose of the Plan is to provide a performanced-based, annual incentive award to attract, retain and motivate our management-level employees and to appropriately recognize their performance. You previously approved this Plan on May 12, 1999. The Plan currently has only one performance measure, Economic Profit/Economic Value Added.

Why is the Plan being amended?

The Plan is being amended in anticipation of the results of a review of our executive compensation program. Periodically we undertake a study of our executive compensation program to determine whether it is fulfilling its stated principles and objectives. At the request of the Executive Compensation and Development Committee, such a study is presently underway. We anticipate completing this study by yearend.

The amendment will provide the Committee the flexibility to select an appropriate performance measure at the end of the study and introduce it in the 2002 performance period.

Why are we requesting your approval?

You are being asked to approve this amendment to allow all compensation paid under the amended plan to continue to be deductible by the Company. Under
Section 162(m) of the Internal Revenue Code, a company is generally not permitted to deduct compensation paid in excess of $1 million to its Chief Executive Officer or its four other most highly compensated executive officers, unless the compensation is paid under a performanced-based compensation plan. To satisfy the requirements that apply to performanced-based compensation plans, any performance measure used by the Plan must be approved by our shareholders.

Which additional performance measures are being added to the Plan?

If approved, the amendment would permit the following additional performance measures to be used: return on net assets, return on shareholders' equity, return on assets, return on capital, return on sales, shareholder return, total shareholder return, profit margin, earnings per share, net earnings, operating earnings, earnings before interest and taxes, common stock price per share, cash flow, cost reduction, revenue, revenue growth, sales or market share.

Who is eligible to participate in the Plan?

Plan eligibility is generally limited to the Company's management-level employees. The Committee determines which management-level employees will be participants for a particular performance period. The approximate number of management-level employees who are currently eligible to participate in the Plan is 800.

How are awards determined?

A target bonus is set annually for each executive. The target, which is a percentage of base salary, varies depending on the executive's duties and responsibilities. For 2001, target bonuses range from 25% of base salary to 145% of base salary for the CEO.

If the Plan is amended, any of the Plan's performance measures can be used by the Committee to establish the performance measure for the year. Using this measure, the Committee establishes at the beginning of each year the performance formula for the year. Based on Company performance for the year, this formula determines the size of the award pool for the year. The Committee awards bonuses from the award pool using in large part the results of the management appraisal process. The total award pool does not have to be awarded. The Committee has the authority to carry over unused award pool funds to subsequent performance periods.

In what form are awards paid?

All awards are paid in cash.

What award limits exist under the Plan?

The maximum award payable to the Chief Executive Officer or any of the Company's four other most highly compensated executive officers is $5 million.

Who administers the Plan?

The Executive Compensation and Development Committee oversees the administration of the Plan.

What benefits would have been paid under the Plan if this amendment had been in effect in 2000?

The benefits that would have been paid to the named executive officers, executive officers and all other employees for the 2000 performance period had the amendment been in effect cannot be determined because the amendment identifies a list of performance criteria and does not establish a specific criterion.

What benefits will be paid under this Plan, as amended?

The benefits that will be paid to the named executive officers, executive officers and all other employees cannot be determined because the amendment identifies a list of performance criteria and does not establish a specific criterion.

The Board of Directors recommends a vote FOR the amendment to 2000 Management Variable Compensation Plan.

                               BOARD OF DIRECTORS




     [PHOTO]                       [PHOTO]                        [PHOTO]



WILLIAM W. BRADLEY              ALICE F. EMERSON             HECTOR DE J. RUIZ



NOMINEES TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING (Class II Directors)

WILLIAM W. BRADLEY

Senator Bradley, 57, is a Managing Director of Allen & Company, Incorporated. From 1997 to 1999, he was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1978 to 1997 representing the state of New Jersey. Prior to serving in the Senate, he was an Olympic gold medallist in 1964 and a professional basketball player with the New York Knicks from 1967 to 1977, during which time they won two world championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored five books on American politics, culture and economy.


ALICE F. EMERSON                                         Director since May 1992

Dr. Emerson, 69, is Senior Advisor to The Andrew W. Mellon Foundation, a position she assumed in 1998 after having served as Senior Fellow since 1991. She was President of Wheaton College in Massachusetts from 1975 to 1991 and served the University of Pennsylvania, first as Dean of Women and subsequently as Dean of Students from 1966 to 1975. Dr. Emerson received her bachelor's degree from Vassar College and her Ph.D. degree from Bryn Mawr College. She is a director of AES Corporation and FleetBoston Financial Corporation.

HECTOR DE J. RUIZ                                    Director since January 2001

Dr. Ruiz, 55, is President and Chief Operating Officer of Advanced Micro Devices, Inc. (AMD). He joined AMD in these capacities in January 2000. Before joining AMD, Dr. Ruiz served as President of Motorola, Inc.'s Semiconductor Products Sector since May 1997. From 1991 to 1994, Dr. Ruiz was Senior Vice President and General Manager of Motorola's paging and messaging businesses, and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977, and from 1977 to 1991, he held the positions of Operations Manager, Vice President of MOS Wafer Processing, Vice President of the Memory Products Division, Corporate Vice President and General Manager of Integrated Circuit Wafer Manufacturing, Corporate Vice President and Assistant General Manager, Microprocessor Products Group, Corporate Vice President and Director of Technology and Senior Vice President. Before joining Motorola, Dr. Ruiz worked at Texas Instruments, Inc. from 1972 to 1977. Dr. Ruiz holds a BS degree in electrical engineering from the University of Texas at Austin and a Ph.D. from Rice University. Dr. Ruiz is a member of the Board of Directors of Darden Restaurants, Inc.

       [PHOTO]                          [PHOTO]                  [PHOTO]


 LAURA D'ANDREA TYSON            RICHARD S. BRADDOCK          DANIEL A. CARP






LAURA D'ANDREA TYSON                                     Director since May 1997

Dr. Tyson, 53, is Dean of the Walter A. Haas School of Business, at the University of California, Berkeley, a position she assumed in July 1998. Previously, she was professor of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Fox Entertainment Company, Human Genome Sciences, Inc., Morgan Stanley, Dean Witter, Discover & Co., SBC Communications, Inc. and Exodus Communications.

DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 2002 ANNUAL MEETING (Class III Directors)

RICHARD S. BRADDOCK                                      Director since May 1987

Mr. Braddock, 59, is Chairman of priceline.com, a position he has held since August 1998. He also served as CEO of priceline.com from August 1998 to July 2000. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice, from June 1994 until September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the company's three core businesses. Mr. Braddock was graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of Cadbury Schweppes and priceline.com.

DANIEL A. CARP                                      Director since December 1997

Mr. Carp, 52, is Chairman, President and Chief Executive Officer of Eastman Kodak Company. He became Chairman on December 8, 2000. He was elected CEO effective January 1, 2000 and President and COO effective January 1, 1997, after having served as Executive Vice President and Assistant Chief Operating Officer since November 1995. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986, Mr. Carp was named Assistant General Manager of Latin American Region and in September 1988, he was elected a Vice President and named General Manager of that region. In 1991, he was named General Manager of the European Marketing Companies and later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments Incorporated.

       [PHOTO]                  [PHOTO]                      [PHOTO]

    DURK I. JAGER             DEBRA L. LEE            RICHARD A. ZIMMERMAN






DURK I. JAGER                                        Director since January 1998

Mr. Jager, 57, is the former Chairman, President and Chief Executive Officer of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of Chief Executive Officer in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990 to 1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He was graduated from Erasmus Universiteit, Rotterdam, The Netherlands.


DEBRA L. LEE                                       Director since September 1999

Ms. Lee, 46, is President and Chief Operating Officer of BET Holdings, Inc.
(BET), a position she has held since March 1996. She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET's magazine division, in addition to serving as general counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. Ms. Lee is a director of WGL Company and Genuity, Inc.


RICHARD A. ZIMMERMAN                                    Director since July 1989

Mr. Zimmerman, 69, is the retired Chairman and Chief Executive Officer of Hershey Foods Corporation. Mr. Zimmerman joined Hershey in 1958 and was named Vice President in 1971. Appointed a Group Vice President later in 1971, he became President and Chief Operating Officer in 1976. He was named Chief Executive Officer in January 1984 and Chairman of the Board in March 1985. Mr. Zimmerman was graduated from Pennsylvania State University. He is a director of Stabler Companies, Inc. and Westvaco Corporation.

                     [PHOTO]                         [PHOTO]

              MARTHA LAYNE COLLINS                 PAUL E. GRAY


DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 2002 ANNUAL MEETING (Class I Directors)


MARTHA LAYNE COLLINS                                     Director since May 1988

Governor Collins, 64, is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company, Bank of Louisville and Mid-America Bancorp and PurchasePro.

PAUL E. GRAY                                       Director since September 1990

Dr. Gray, 69, is President Emeritus of the Massachusetts Institute of Technology (M.I.T.) and Professor of Electrical Engineering and Computer Science. Dr. Gray served as Chairman of the governing board of M.I.T. from 1990 to June 1997 and as its President from 1980 to 1990. He has also served on the M.I.T. faculty and in the academic administration, including responsibilities as Associate Provost, Dean of Engineering and Chancellor. Dr. Gray earned his bachelor's, master's and doctorate degrees in electrical engineering from M.I.T. He is a director of The Boeing Co.

Board Committees

The Board has the committees listed below. All committee members are non-employee, independent directors as defined by the New York Stock Exchange listing standards. Mr. O'Neill, who left the Board on December 31, 2000, was a member of the Audit Committee and the Public Policy Committee. Dr. Ruiz, who joined the Board in January 2001, became a member of the Audit Committee and Public Policy Committee on February 8, 2001.

Audit Committee                                               4 meetings in 2000
    o  reviewed the Committee's written charter which is attached as Exhibit II;
    o  discussed the independence of the independent accountants;
    o discussed the quality of the accounting principles used to prepare the Company's financial statements;
    o  recommended the firm that Kodak should retain as independent accountants;
    o reviewed the audit and non-audit activities of both the independent accountants and the internal audit staff of the Company; and
    o met separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received.

Committee on Directors                                        4 meetings in 2000
    o reviewed the qualifications of individuals for election as members of the Board;
    o  recommended qualified individuals to be considered for Board membership;
       and
    o  discussed the shareholder proposals submitted to the Company.

Executive Compensation and Development Committee              6 meetings in 2000
    o  reviewed the Company's executive development process;
    o set the compensation for the executive officers and recommended the compensation of other key management;
    o  certified and granted awards under the Company's compensation plans; and
    o  initiated a review of Kodak's executive compensation program.

Finance Committee                                             5 meetings in 2000

    o reviewed the Company's financing strategies including dividend declaration, capital expenditures, debt issuances and foreign exchange hedging;
    o  reviewed significant acquisitions, divestitures, and joint ventures; and
    o reviewed the investment performance and the administration of the Company's defined benefit pension plan.

Public Policy Committee                                       2 meetings in 2000
    o  reviewed philanthropic programs;
    o  reviewed environmental initiatives;
    o  reviewed employee survey results;
    o  reviewed employee relations issues; and
    o  reviewed diversity initiatives.

                              COMMITTEE MEMBERSHIP

                                  Committee     Executive                 Public
         Name             Audit      on        Compensation     Finance   Policy
                                  Directors   and Development
---------------------     -----   ---------   ---------------   -------   ------
Richard S. Braddock                  X              X*
Martha Layne Collins        X                                               X*
Alice F. Emerson                     X              X
Paul E. Gray                X*                                              X
Durk I. Jager                                       X              X*
Debra L. Lee                         X                                      X
John J. Phelan, Jr.                                 X              X
Laura D'Andrea Tyson        X                                      X
Richard A. Zimmerman                 X*                            X
----------
*Chairman


Meeting Attendance

The Board held a total of eight meetings in 2000. Each director attended at least 75% of the meetings of the Board and committees of the Board on which the director served. The average attendance by all directors was over 93%.

Director Compensation

Annual Payments  Non-employee directors receive:
    o $65,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
    o  2,000 stock options;  and
    o  reimbursement of out-of-pocket expenses for the meetings they attend.

Employee directors receive no additional compensation for serving on the Board.

Deferred Compensation   Non-employee directors may defer some or all of their
compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Seven directors deferred compensation in 2000. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment.

Life Insurance   The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program   This program is closed to new participants effective
January 1, 1997. The program provides for a contribution by the Company of up to $1,000,000 following a director's death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by joint life insurance policies purchased by the Company and self-insurance. Each of the following non-employee directors continues to participate in the program: Messrs. Braddock, Phelan, and Zimmerman, Drs. Emerson and Gray, and Gov. Collins.

                  BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS,
                         NOMINEES AND EXECUTIVE OFFICERS

  Directors, Nominees                             Number of Common Shares
and Executive Officers                           Owned on January 2, 2001
-----------------------                          ------------------------
Richard S. Braddock                                    18,447   (a)(b)
William W. Bradley                                         20   (c)
Robert H. Brust                                        60,377   (b)
Daniel A. Carp                                        412,258   (b)(d)
Martha Layne Collins                                   12,115   (a)(b)
Martin M. Coyne                                       115,949   (b)
Alice F. Emerson                                       13,922   (a)(b)
George M. C. Fisher                                 3,657,153   (b)(d)
Paul E. Gray                                           11,817   (a)(b)
Durk I. Jager                                           8,622   (a)(b)
Debra L. Lee                                            3,780   (b)
Michael P. Morley                                     160,766   (b)(d)
John J. Phelan, Jr.                                    18,077   (a)(b)
Hector de J. Ruiz                                         839
Eric L. Steenburgh                                     39,681   (b)(d)
Laura D'Andrea Tyson                                    4,790   (a)(b)
Richard A. Zimmerman                                   15,597   (a)(b)
All Directors, Nominees and
 Executive Officers as a
 Group (31), including
 the above                                          5,617,483   (a)(b)(c)(d)(e)
----------
(a) Includes the following Kodak common stock equivalents, which are held in the Deferred Compensation Plan for Directors: R. S. Braddock - 5,418; M. L. Collins - 6,915; A. F. Emerson - 9,389; P. E. Gray - 6,817; D. I. Jager - 4,622; J. J. Phelan, Jr. - 12,238; L. D. Tyson - 773; and R. A. Zimmerman - 7,940; and all directors, nominees and executive officers as a group - 54,112.

(b) Includes the following number of shares which may be acquired by exercise of stock options: R. S. Braddock - 2,000; R. H. Brust - 46,666; D. A. Carp
     - 355,362; M. L. Collins - 2,000; M. M. Coyne - 101,430; A. F. Emerson -
     2,000; G. M. C. Fisher - 3,396,505; P. E. Gray - 2,000; D. I. Jager -
     2,000; D. L. Lee - 2,000; M. P. Morley - 132,344; J. J. Phelan, Jr. -
     2,000; E. L. Steenburgh - 12,872; L. D. Tyson - 2,000; R. A. Zimmerman - 2,000; and all directors, nominees and executive officers as a group - 5,012,526.

(c) W. W. Bradley is a nominee for director. As of March 2001 he owned 20 shares.

(d) Includes the following Kodak common stock equivalents, receipt of which are deferred: D. A. Carp - 25,970; G. M. C. Fisher - 92,608; M. P. Morley - 23,126; E. L. Steenburgh - 16,819; and all directors, nominees and executive officers as a group - 190,778.

(d) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than 2% of the Company's outstanding shares.


The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees' Stock Ownership Plan, and the interests, if any, of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

                          TRANSACTIONS WITH MANAGEMENT

Under Mr. Brust's offer letter, the Company loaned Mr. Brust, Chief Financial Officer and Executive Vice President, the sum of $3,000,000 at an annual interest rate of 6.21%, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. The unsecured loan is evidenced by a promissory note dated January 6, 2000. Under Mr. Brust's offer letter, twenty percent of the principal and all of the accrued interest on the loan is to be forgiven on each of the first five anniversaries of the loan. Mr. Brust is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on December 31, 2000 was $3,000,000.

In March 2001, the Company loaned Mr. Carp, Chairman, President and Chief Executive Officer, $1,000,000 for the purchase of a home. The loan is unsecured and bears interest at 5.07% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for March 2001. The entire amount of the loan and all accrued interest is due upon the earlier of March 1, 2006 or the date of Mr. Carp's termination of employment from the Company. The loan is evidenced by a promissory note dated March 2, 2001.

In August 1999, the Company loaned Mr. Gustin, Chief Marketing Officer and Senior Vice President, $170,000 for the purchase of a home. The loan is unsecured and bears interest at 5.96% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for August 1999. Under the original terms of the loan, the entire amount of the loan and all accrued interest was due upon the earlier of August 10, 2000 or the date of Mr. Gustin's termination of employment. The loan was subsequently modified to require repayment on the earlier of August 10, 2001 or the date of Mr. Gustin's termination of employment. The loan is evidenced by a promissory note dated August 10, 1999. The balance due under the loan on December 31, 2000 was $184,338.

In October 2000, the Company loaned Mr. Lewis, Senior Vice President, Digital Business Development, $240,000 at an annual interest rate of 6.3%, the applicable federal rate for mid-terms loans, compounded annually, in effect for October 2000. The loan will be secured by a mortgage on Mr. Lewis' principal residence. The loan was made under the terms of Mr. Lewis' offer letter and is evidenced by a promissory note dated October 13, 2000. Under Mr. Lewis' offer letter, one third of the principal and all of the accrued interest on the loan is to be forgiven on each of the first three anniversaries of the loan. Mr. Lewis is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on December 31, 2000 was $243,273.

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

The individuals named in the following table were the Company's Chief Executive Officer and the five other highest-paid executive officers during 2000. The figures shown include both amounts paid and amounts deferred.


                           SUMMARY COMPENSATION TABLE

                                 Annual Compensation                        Long-Term Compensation
                                                                                Awards   Payouts
                                                                                        Securities
                                                                 Other                    Under-
                                                                 Annual    Restricted     lying                    All Other
Name and                                                         Compen-      Stock      Options/      LTIP        Compensa-
Principal Position(a)      Year       Salary        Bonus(b)    sation(c)   Awards(d)      SARs     Payouts(e)      tion(f)
---------------------      ----     ----------    ----------    ---------  ----------   ----------  ----------    ----------
G. M. C. Fisher            2000     $2,000,000    $  855,000    $     -    $        0    140,000        $0        $  288,874
Chairman until 12/7/00     1999      2,000,000     2,520,000          -             0    155,998         0            32,390
                           1998      2,000,000     1,710,000          -             0    159,087         0         1,768,222

D. A. Carp                 2000      1,000,000       598,500          -             -    100,000         0                 0
Chairman,                  1999        817,308     1,020,000          -             -    102,223         0                 0
President & CEO            1998        741,250       545,063     30,334     1,476,800    401,402         0                 0

R. H. Brust                2000        492,764       225,720          -       467,542    228,000         0             1,269
Executive Vice President
& CFO

E. L. Steenburgh           2000        588,457       258,552          -       467,000     40,000         0                 0
Executive Vice President   1999        569,231       432,000          -       523,504     36,872         0                 0
                           1998        420,000       189,000          -       643,130          0         0                 0

M. M. Coyne                2000        449,449       400,075          -       409,375    146,000         0                 0
Executive Vice President   1999        384,996       325,004          -             0     24,176         0                 0
                           1998        328,017       180,560          -             0     43,528         0                 0

M. P. Morley               2000        393,186       184,680          -             0     73,000         0                 0
Executive Vice President   1999        358,450       270,816          -       371,720     74,208         0                 0
                           1998        344,189       166,250          -             0     43,582         0                 0

(a) D. A. Carp became Chairman on December 8, 2000. R. H. Brust was hired on January 3, 2000. E. L. Steenburgh was hired on April 13, 1998. M. M. Coyne and M. P. Morley were Senior Vice Presidents until October 23, 2000, when they became Executive Vice Presidents.

(b) This column shows Management Variable Compensation Plan awards for services in the year indicated.

(c) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. For D. A. Carp the amount represents tax reimbursement associated with expatriate payments.

(d) The total number and value of restricted stock held as of December 31, 2000, for each named individual (valued at $39.38 per share) were: G. M. C. Fisher - 50,000 shares - $1,969,000; D. A. Carp - 45,679 shares -
     $1,798,839; R. H. Brust - 11,625 shares - $457,793; M. M. Coyne - 12,640 shares - $497,763; M. P. Morley - 27,867 shares - $1,097,402; E. L.
     Steenburgh - 26,631 shares - $1,048,729. The amount shown for D. A. Carp for 1998 represents 20,000 shares valued as of the date of grant (May 1, 1998) at $73.84 per share. The amount shown for R. H. Brust represents 11,625 shares valued as of the date of grant (January 3, 2000) at $40.2187 per share. The amount shown for E. L. Steenburgh represents 8,000 shares valued as of the date of grant (February 11, 2000) at $58.375 per share, 8,000 shares valued as of the date of grant (February 12, 1999) at $65.438 per share, and 10,000 shares valued as of the date of grant (April 13, 1998) at $64.313 per share. The amount shown for M. M. Coyne represents 10,000 shares valued as the date of grant (October 2, 2000) at $40.9375 per share. The amount shown for M. P. Morley represents 5,000 shares valued as of the date of grant (October 11, 1999) at $74.344 per share. Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.

(e) No awards were paid for the periods 1998-2000, 1997-1999 and 1996-1998 under the Performance Stock Program.

(f) For G. M. C. Fisher for 2000, this amount represents a payment in connection with the sale of his house in Rochester, NY; for 1999, this amount represents life insurance premiums; for 1998, this amount includes $1,738,382 of principal and interest forgiven by the Company with respect to two loans which were fully forgiven in 1998 and $29,840 for life insurance premiums. For R. H. Brust for 2000, this amount represents the company matching contribution to his account under the Eastman Kodak Employees' Savings and Investment Plan because he is a participant in the Company's cash balance feature of the Kodak Retirement Income Plan.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                    Number of        Percentage
                   Securities         of Total
                   Underlying       Options/SARs
                    Options/         Granted to        Exercise or                      Grant Date
                      SARs           Employees          Base Price       Expiration       Present
     Name          Granted(a)      in Fiscal Year       Per Share           Date          Value(e)
---------------    ----------      --------------      -----------       ----------     ----------
G. M. C. Fisher    140,000 (b)          1.17%           $55.1875          03/29/10      $2,389,800
D. A. Carp         100,000 (b)          0.84             55.1875          03/29/10       1,707,000
R. H. Brust         50,000 (b)          0.42             65.6250          01/02/10         967,000
                   150,000 (c)          1.26             65.6250          01/02/10       2,901,000
                    28,000 (b)          0.23             55.1875          03/29/10         477,960
E. L. Steenburgh    40,000 (b)          0.33             55.1875          03/29/10         682,800
M. M. Coyne         10,000 (b)          0.08             65.6250          01/02/10         193,400
                    36,000 (b)          0.30             55.1875          03/29/10         614,520
                   100,000 (d)          0.84             39.7500          10/23/10       1,195,000
M. P. Morley        23,000 (b)          0.19             55.1875          03/29/10         392,610
                    50,000 (d)          0.42             39.7500          10/23/10         597,500

----------
(a) Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.

(b) One third of the options vest on each of the first three anniversaries of the grant date.

(c) One fifth of the options vest on each of the first five anniversaries of the grant date.

(d) One half of the options vest on each of the first two anniversaries of the grant date.

(e) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                Number of
                                                          Securities Underlying          Value of Unexercised
                                                         Unexercised Options/SARs      In-the-Money Options/SARs
                                                            at Fiscal Year-End            at Fiscal Year-End*
                                                       ----------------------------    ----------------------------
                       Number of
                    Shares Acquired       Value
      Name            on Exercise       Realized       Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------   ---------------     --------       -----------    -------------    -----------    -------------
G. M. C. Fisher              0          $      0        2,896,505        791,820         $     0           $0
D. A. Carp              17,942           408,576          355,362        500,100          50,409            0
R. H. Brust                  0                 0                0        228,000               0            0
E. L. Steenburgh             0                 0           12,872         64,012               0            0
M. M. Coyne              1,879            20,291           91,420        175,702          18,089            0
M. P. Morley                 0                 0          125,664        152,703               0            0

----------
     * Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's common stock on December 29, 2000, of $39.38 per share.

Long-Term Incentive Plan

Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the program is limited to senior executives. The program's performance goal is total shareholder return equal to at least that earned by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index.

After the close of a cycle, the Committee calculates the percentage earned of each participant's target award. No awards are paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent is earned if total shareholder return for the cycle equals that of a company at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index.

The Committee has the discretion to reduce or eliminate the award earned by any participant based upon any criteria it deems appropriate. Awards are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the named executive officers for each cycle. No awards were earned for the 1998-2000 performance cycle as shown in the "LTIP Payouts" column of the Summary Compensation Table shown on page 20.

              LONG-TERMINCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                                                                        Estimated Future Payouts
                                                                    Under Non-Stock Price-Based Plans
                         Number of         Performance or         -----------------------------------------
                       Shares, Units     Other Period Until        Threshold       Target         Maximum
       Name           or Other Rights   Maturation or Payout      # of Shares    # of Shares    # of Shares
----------------      ---------------   --------------------      -----------    -----------    -----------
G. M. C. Fisher             N/A              1998-2000                6,750          13,500         20,250
                                             1999-2001*               6,667          13,334         20,000
                                             2000-2002*               3,334           6,661         10,000
D. A. Carp                  N/A              1998-2000                4,250           8,500         12,750
                                             1999-2001                4,250           8,500         12,750
                                             2000-2002               10,000          20,000         30,000
R. H. Brust                 N/A              1998-2000*                 875           1,750          2,625
                                             1999-2001*               1,750           3,500          5,250
                                             2000-2002                2,625           5,250          7,875
E. L. Steenburgh            N/A              1998-2000*               3,014           6,027          9,041
                                             1999-2001                3,400           6,800         10,200
                                             2000-2002                3,400           6,800         10,200
M. M. Coyne                 N/A              1998-2000                1,650           3,300          4,950
                                             1999-2001                1,813           3,625          5,438
                                             2000-2002                1,813           3,625          5,438
M. P. Morley                N/A              1998-2000                1,813           3,625          5,438
                                             1999-2001                1,813           3,625          5,438
                                             2000-2002                1,813           3,625          5,438

* Individuals who participate for less than the full performance cycle are eligible for a prorated award based upon the length of their participation.

Employment Contracts and Arrangements

George M. C. Fisher - The Company employed Mr. Fisher under an employment contract that terminated on December 31, 2000. In addition to information found elsewhere in this Proxy Statement, the contract, as amended, provided credit for years of service under the Company's benefit plans, including 22 years of deemed service and five additional years of age for the retirement plan. The pension benefit paid to Mr. Fisher was reduced by the pension paid to him by his prior employer.

The contract also provided Mr. Fisher the following benefits after his retirement from the Company:
     o  use of office facilities and secretarial assistance;
     o  use of the Company's aircraft for certain business travel;
     o limited use for personal purposes of the Company's aircraft during the two-year period immediately following his retirement;
     o  life insurance coverage of $3 million;
     o  retiree coverage under the Company's health and dental plans.

Following his retirement, Mr. Fisher retained both his stock option and restricted stock awards.

Daniel A. Carp - Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and Chief Executive Officer. The letter agreement provides for a base salary of $1,000,000, subject to annual adjustment, and a target annual bonus of 105% of his base salary. Mr. Carp's compensation will be reviewed annually by the Executive Compensation and Development Committee. In light of Mr. Carp's promotion to Chairman in December 2000, the Executive Compensation and Development Committee approved an increase to Mr. Carp's target annual bonus to 145% of his base salary.

If the Company terminates Mr. Carp's employment without cause, Mr. Carp will be permitted to retain his stock options and restricted stock. He will also receive severance pay equal to three times his base salary plus target annual bonus and prorated awards under the Company's bonus plans. The letter agreement also provides that for pension purposes, Mr. Carp will be treated as if he were age 55, if he is less than age 55 at the time of his termination, or age 60, if he is age 55 or older but less than age 60, at the time of his termination of employment.

In the event of Mr. Carp's disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp's disability, he will be permitted to retain all of his stock options.

Eric L. Steenburgh - In April 1998, the Company hired Mr. Steenburgh under an offer letter dated March 12, 1998. If, during the first five years of Mr. Steenburgh's employment, the Company terminates his employment without cause, or if Mr. Steenburgh voluntarily terminates employment for good reason, he will receive severance pay equal to one times his base salary plus target annual bonus. After he has been employed for five years, Mr. Steenburgh will be credited with 20 extra years of service for pension purposes.

Robert H. Brust - The Company employed Mr. Brust under an offer letter dated December 20, 1999. In addition to the information provided elsewhere in this Proxy Statement, the offer letter provides Mr. Brust a special severance benefit. If during the first five years of Mr. Brust's employment, the Company terminates his employment without cause, he will receive severance pay equal to one times his base salary plus target annual bonus. After completing five years of service with the Company, Mr. Brust will be allowed to keep his stock options upon his termination of employment for other than cause.

Change in Control  Arrangements

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A "change in control" is generally defined under the program as:
    o the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;
    o the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities;
    o a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders; or
    o a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with "good cause" or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee's position. Each of the named executive officers would be eligible for severance pay equal to three times his base salary plus target annual bonus award. In addition, each named executive officer would be eligible to participate in the Company's medical, dental, disability and life insurance plans until the first anniversary of the date of his termination of employment. The Company's change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company's retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:
    o  to determine eligibility for early and normal retirement;
    o  to determine eligibility for a vested right; and
    o  to calculate  the amount of  retirement  benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant's termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control which causes the Company's stock to cease active trading on the New York Stock Exchange, the Company's compensation plans will generally be affected as follows:
     o under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account;
     o under the Management Variable Compensation Plan, each participant will be paid a pro rata target award for the year in which the change in control occurs;
     o under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price;
     o under the Company's stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option's exercise price; and
     o under the Company's restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

Retirement Plan

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance feature. All of the named executive officers, with the exception of Mr. Brust, participate in the non-cash balance portion of the plan. The cash balance feature covers all new employees hired after March 31, 1999, including Mr. Brust.

Retirement income benefits are based upon an employee's average participating compensation (APC). The plan defines APC as one third of the sum of the employee's participating compensation for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the named executive officers in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of (a) 1.3% of APC, plus (b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.


             PENSION PLAN TABLE - Annual Retirement Income Benefit
                   Straight Life Annuity Beginning at Age 65

                                                 Years of Service
                 ---------------------------------------------------------------------------------
Remuneration          2                 20               25                30               35                40
------------     ---------         -----------      -----------       -----------      -----------       -----------
$  500,000       $  16,000         $   160,000      $   200,000       $   240,000      $   280,000       $   294,000
 1,000,000          32,000             320,000          400,000           480,000          560,000           588,000
 1,500,000          48,000             480,000          600,000           720,000          840,000           882,000
 2,000,000          64,000             640,000          800,000           960,000        1,120,000         1,176,000
 2,500,000          80,000             800,000        1,000,000         1,200,000        1,400,000         1,470,000
 3,000,000          96,000             960,000        1,200,000         1,440,000        1,680,000         1,764,000
 3,500,000         112,000           1,120,000        1,400,000         1,680,000        1,960,000         2,058,000
 4,000,000         128,000           1,280,000        1,600,000         1,920,000        2,240,000         2,352,000
 4,500,000         144,000           1,440,000        1,800,000         2,160,000        2,520,000         2,646,000
 5,000,000         160,000           1,600,000        2,000,000         2,400,000        2,800,000         2,940,000

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee's annual retirement income benefit exceeds the amount payable from the Company's funded plan, it is paid from one or more unfunded supplementary plans.

The following table shows the years of service credited as of December 31, 2000, to each of the named executive officers. This table also shows the amount of each named executive officer's APC at the end of 2000, except for Mr. Brust who participates in the cash balance feature.

                                RETIREMENT PLAN


      Name             Years of Service      Average Participating Compensation
----------------       ----------------      ----------------------------------
G. M. C. Fisher              29(a)                      $3,794,998
D. A. Carp                   30                          1,372,617
E. L. Steenburgh              2(b)                         700,440
M. M. Coyne                  18                            580,000
M. P. Morley                 36                            530,780
----------
(a) Mr. Fisher was credited with 22 extra years of service for purposes of calculating his retirement benefit; any pension benefit payable is offset by any pension paid by his previous employer.

(b) After Mr. Steenburgh has been employed for five years, he will be credited with 20 extra years of service for purposes of calculating his retirement benefit.

Cash Balance Feature

Under the cash balance feature of the Company's pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee's account with an amount equal to four percent of the employee's monthly pay. In addition, the ongoing balance of the employee's account earns interest at the 30-year Treasury bond rate. To the extent federal laws place limitations on the amount of pay that may be taken into account under the plan, four percent of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee's account balance will be distributed to the employee in the form of a lump sum or monthly annuity. If the participating employee's account balance exceeds $5,000, the employee also has the choice of leaving his or her account balance in the plan to continue to earn interest.

In addition to the benefits described above, Mr. Brust is covered under a special supplemental pension arrangement established under his December 20, 1999, offer letter. The supplemental pension arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. The $12,500 monthly annuity will be offset by Mr. Brust's cash balance benefit and by all other Company-paid retirement income benefits provided to Mr. Brust.

                      REPORT OF THE EXECUTIVE COMPENSATION
                            AND DEVELOPMENT COMMITTEE

Role of the Committee

The Executive Compensation and Development Committee is made up of four independent members of the Board. The Committee members are neither employees nor former employees of the Company. The functions of the Committee include:
    o  reviewing the executive compensation strategy,
    o  reviewing the design of the executive compensation program,
    o  overseeing the administration of the executive compensation plans,
    o  monitoring and overseeing the career development of executives,
    o annually establishing performance commitments for the CEO, executive officers and key management,
    o reviewing performance annually and determining the individual elements of total compensation for the CEO and other designated executives, and
    o reviewing at least annually diversity representation at the senior and mid-management levels.

Principles of Executive Compensation

The Company's executive compensation program is designed to:
    o tie compensation to performance that is consistent with the Company's values and increases shareholder value,
    o attract and retain employees needed to meet the Company's growth and performance objectives,
    o  set the total compensation of executives at market competitive levels,
    o  link compensation to both short and long-term performance,
    o place a significant portion of each executive's compensation at risk; the more senior an executive's position, the more compensation should be at risk, and
    o  link the interests of executives with our owners through stock ownership.

Executive Compensation Practices

Each year, the Company participates in surveys prepared by outside consultants. The companies included in these surveys are those the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 33. Based largely on the median compensation of these surveyed companies, the Committee sets the target compensation of senior executives.

Components of Executive Compensation Program

The components of the executive compensation program are:
    o  base salary,
    o  short-term bonus, and
    o  long-term incentives.

Base Salary: Base salary is the only fixed portion of an executive's compensation. Each executive's base salary is reviewed annually based on (1) a compensation range which corresponds to the executive's job responsibilities; and (2) the executive's individual performance.

The Company measures individual performance in large part through the management appraisal process. This process evaluates performance against a combination of financial and non-financial goals established in the following three areas:
    o  shareholder satisfaction,
    o  customer satisfaction, and
    o  employee satisfaction.

The other portion of the management appraisal process measures an executive's performance relative to the six Company values:
    o  respect for the dignity of the individual,
    o  integrity,
    o  trust,
    o  credibility,
    o  continuous improvement and personal renewal, and
    o  recognition and celebration.

Short-Term Bonus: Under the short-term bonus plan, a target bonus is set annually for each executive. The target, which is a percentage of base salary, varies depending on the executive's duties and responsibilities. For 2000, target bonuses ranged from 25% of base salary to 105% of base salary for the CEO.

The plan's performance measure is Economic Profit/Economic Value Added. Using this measure, the Committee establishes at the beginning of each year a performance formula for the year. Based on Company performance for the year, this formula determines the size of the award pool for the year. The Committee awards bonuses from the award pool using in large part the results of the management appraisal process. The total award pool does not have to be awarded. The Committee has the authority to carry over unused award pool funds to subsequent years.

Based chiefly on the Company's failure to achieve its financial goals, the Committee awarded short-term bonuses for 2000 that were on the whole substantially below target. The Summary Compensation Table on page 20 lists for 2000 the awards for the named executive officers.

Long-Term Incentives: Long-term compensation is delivered through stock options, the Performance Stock Program and restricted stock.

The Company maintains a management stock option program. Stock options encourage executives to act as owners, which helps to further align their interests with the interests of our shareholders. The Committee generally grants stock options once a year under this program. The options are priced at 100% of the fair market value of the Company's stock on the day of grant. The options vest within three years and expire ten years from the date of grant. The Company bases target grants on the median survey values of the companies it surveys. Grants to individual executives are then adjusted using in large part the results of the management appraisal process.

The Performance Stock Program places a portion of top executives' long-term compensation at risk. The program measures performance over a three-year period based on the Company's total shareholder return relative to those companies within the Standard & Poor's 500 Composite Price Index. A description of the program, as well as the threshold, target and maximum awards for the named executive officers appears on page 24. Based on the Company's performance over the three-year performance cycle ending in 2000, no awards were paid for this cycle.

From time to time, the Company grants restricted stock awards to selected executives. These awards are generally made to either (1) induce the recipients to remain with or to become employed by the Company; or (2) recognize exceptional performance.

Share Ownership Program

The interests of the Company's executives must be consistent with those of its shareholders. The Company aims to link these interests by encouraging stock ownership by its executives.

One program designed to meet this objective is the Company's share ownership program. Under this program, each senior executive is required to own stock of the Company worth a multiple of his or her base salary. These multiples range from one times base salary to four times base salary for the CEO. Today, the program applies to approximately 24 senior executives, all of whom have either satisfied or are on track to satisfy the requirements.

Chief Executive Officer Compensation

Mr. Carp was named Chief Executive Officer on January 1, 2000. Coincident with this promotion, the Company entered into an agreement with Mr. Carp concerning his compensation. The terms of this agreement are described on page 25. Below is a description of Mr. Carp's compensation for 2000.

Base Salary: Mr. Carp received a base salary of $1,000,000 as required under his agreement with the Company.

Short-Term Bonus: The Committee used the results of the management appraisal process to determine the CEO's short-term bonus for 2000. Mr. Carp's award is listed in the Summary Compensation Table on page 20. Based primarily on the Company's inability to achieve its financial goals, the Committee awarded Mr. Carp a short-term bonus well below his target award.

Stock Options: In March of 2000, the Committee awarded Mr. Carp his target award of 100,000 shares under the Company's management stock option program.

Performance Stock Program: Based on the Company's financial performance over the three-year period ending in 2000, Mr. Carp did not receive an award for the 1998-2000 performance cycle.

Election as Chairman: On December 7, 2000, the Board elected Mr. Carp its Chairman. As a result of this promotion, the Committee reviewed Mr. Carp's compensation. The Committee did not adjust Mr. Carp's base salary of $1,000,000. The Committee did, however, increase Mr. Carp's target award under the short-term bonus plan from 105% to 145% of base salary and under the management stock option program from 100,000 to 140,000 shares. To recognize Mr. Carp's promotion, the Committee granted him, effective January 12, 2001, a stock option award of 160,000 shares and an award of 20,000 shares of restricted stock.

Leadership and Development

The Committee reviewed the Company's leadership and organization development plans, as well as the Company's profiles for succession candidates. It also discussed the Company's leadership and development strategies. These are designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company. In addition, the Committee reviewed diversity activities and goals as part of the Company's diversity program.

Company Policy on Qualifying Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed at yearend. The Committee believes that it is generally in the Company's best interests to comply with Section 162(m). The Committee also believes, however, that there may be circumstances in which the Company's interests are best served by maintaining flexibility, whether or not compensation is fully deductible under Section 162(m).

     Richard S. Braddock, Chairman
     Alice F. Emerson
     Durk I. Jager
     John J. Phelan, Jr.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the Committee) is composed of independent directors and operates under a written charter adopted by the Committee and the Board. A copy of the Committee's charter is attached to this Proxy Statement as Exhibit II. The members of the Committee are Paul E. Gray (Chairman), Martha Layne Collins and Laura D'Andrea Tyson. Paul H. O'Neill, who was also a member of this Committee during 2000, resigned from the Board effective December 31, 2000, in anticipation of his appointment as United States Secretary of the Treasury.

Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, the independent accountants for the Company, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 "Communication With Audit Committees".

The independent accountants provided to the Committee the written disclosures required by the Independence Standards Board Standard No.1 "Independence Discussion With Audit Committees". The Committee discussed with the accountants the accountants' independence.

The Committee discussed with the Company's internal auditors and independent accountants the plans for their respective audits. The Committee met with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company's internal controls, and the quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the Board approve the audited financial statements for inclusion in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and the Board accepted the Committee's recommendation.

The following fees were paid to PricewaterhouseCoopers LLP for services rendered in 2000:
    Audit Fees:        $3.8 million
    All Other Fees:   $10.8 million

There were no financial information systems design and implementation fees paid to PricewaterhouseCoopers LLP for services during 2000.

The Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent accountants' independence.

The Committee recommended to the Board, subject to shareholder ratification, the election of PricewaterhouseCoopers LLP as the Company's independent accountants.

    Paul E. Gray,  Chairman
    Martha Layne Collins
    Laura D'Andrea Tyson

                     Performance Graph - Shareholder Return

The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1995, plus assumed reinvested dividends.


                           [LINE GRAPH INSERTED HERE]


                         Performance Graph Plot Points

                               EK        S&P 500      DJIA
            -----------------------------------------------
            12/31/95         $100.0      $100.0      $100.0
            12/31/96         $122.4      $122.7      $128.6
            12/31/97          $94.5      $163.3      $160.4
            12/31/98         $115.3      $209.6      $189.3
            12/31/99         $108.8      $253.3      $240.5
            12/31/00          $66.8      $230.5      $229.1


The graph assumes that $100 was invested on December 31, 1995, in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.


By Order of the Board of Directors

/s/ Joyce P. Haag

Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
March 22, 2001

                                                                       EXHIBIT I

                          AMENDMENT TO 2000 MANAGEMENT
                           VARIABLE COMPENSATION PLAN

Section 2.30 of the 2000 Management Variable Compensation Plan entitled "Performance Criteria" is hereby amended in its entirety to read as follows:

     2.30 Performance Criteria

     "Performance Criteria" means the stated business criterion or criteria upon which the Performance Goals for a Performance Period are based as required pursuant to Proposed Treasury Regulation Section 1.162-27(e)(4)(iii). The Performance Criteria that will be used to establish such Performance Goal(s) will be based on or derived from one or more of the following as designated by the Committee on a company specific basis, business unit basis or in comparison with peer group performance: Economic Profit/EVA, return on net assets ("RONA"), return on shareholders' equity, return on assets, return on capital, return on sales, shareholder return, total shareholder return, profit margin, earnings per share, net earnings, operating earnings, earnings before interest and taxes, Common Stock price per share, cash flow, cost reduction, revenue, revenue growth, sales or market share.



                                                                      EXHIBIT II

                         CHARTER OF THE AUDIT COMMITTEE

I.  PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's:
1. financial statements and financial information provided to shareholders and others,
2. system of internal controls,
3. financial reporting principles and policies,
4. internal and external audit processes, and
5. regulatory compliance programs for ethical business conduct.

II. COMPOSITION

The Audit Committee shall consist of at least three members of the Board who meet the requirements of independence under the NYSE rules, that is, each of whom:
1. is not and has not been an employee of the Company or a Company subsidiary,
2. has no relationship to the Company that may interfere with the exercise of such director's independence from management and the Company,
3. is financially literate or will become so in a reasonable amount of time,
4. has no "cross compensation committee link" as that requirement is defined in
   Section 303 of the NYSE Listed Company Manual, and
5. has no family relationship with any executive officer of the Company or any affiliate of the Company.

Prospective members shall be recommended by the Committee on Directors with input from the Chairman and CEO and elected by the Board. One member shall be designated by the Board as the Chairman of the Committee.

At least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

The Audit Committee shall meet at least four times per year or more frequently as circumstances require. The Audit Committee shall review its charter at least annually.

The Committee may have in attendance at meetings such members of management or others as it may deem necessary to provide the information to carry out its duties.

IV. DUTIES AND RESPONSIBILITIES

The Audit Committee shall have the following duties and responsibilities with respect to:

1.  Independent Accountant

    (a) Serve as the Board's primary avenue of communication with the independent accountant.
    (b) Make recommendations to the Board regarding the selection, evaluation, retention, or discharge of the independent accountant.
    (c) Ensure understanding by the independent accountant and management that the Board, as the shareholders' representative, is the independent accountant's client and therefore the independent accountant is ultimately accountable to the Board and the Audit Committee.
    (d) Provide the opportunity for the independent accountant to meet with the full Board as deemed necessary and appropriate by the Committee.
    (e) Confirm and assure the independence of the independent accountant by:
        (i) accepting receipt of their annual submission of a formal written statement delineating all relationships between the independent accountant and the Company,
        (ii) monitoring fees paid to the independent accountant for consulting and other non-audit services, and
        (iii) engaging in a dialogue with the independent accountant with regard to any disclosed relationships or services that may impact the objectivity or independence of the independent accountant.
    (f) Review the annual audit plan of the independent accountant and its scope.

2.  Internal Auditors

    (a) Serve as the Board's primary avenue of communication with the Director of Corporate Auditing.

    (b) Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Corporate Auditing.

    (c) Confirm and assure the independence of the internal auditors.

    (d) Review the annual internal audit plan of the internal auditors and its scope, and the degree of coordination of this plan with the independent accountant.

    (e) Review periodically the internal audit activities, staffing, and budget.

3.  Financial Statements

    (a) Inquire of the independent accountant and management as to the acceptability and appropriateness of financial accounting practices and disclosures used or proposed by the Company.

    (b) Review and discuss with management and the independent accountant prior to releasing the year-end earnings and at the completion of the annual audit examination:
        (i) the Company's financial statements and related footnote disclosures,
        (ii) the independent accountant's audit of the statements and its report thereon,
        (iii) any significant changes required in the independent accountant's audit plan,
        (iv) any serious difficulties or disputes with management encountered during the course of the audit, and
        (v) other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

    (c) Review legal matters that may have a material impact on the financial statements with the General Counsel, Director of Corporate Auditing, the Controller and the independent accountant.

    (d) Review and discuss with management and the independent accountant, prior to releasing the quarterly earnings, the Company's quarterly financial information. Assure that the independent accountant has reviewed the financial information included in the Company's Quarterly Reports on Form 10-Q prior to filing such reports with the SEC. Such review is to be performed in accordance with AICPA Statement on Auditing Standards No. 71 "Interim Financial Information."

    (e) Recommend to the Board whether the audited financial statements be included in the Company's Annual Report on Form 10-K, in advance of filing such form with the SEC.

    (f) Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, including, but not limited to:

        (i) the quality and appropriateness of the accounting principles and underlying estimates used in the preparation of the Company's financial statements, and
        (ii) the clarity of financial disclosures in the Company's financial statements.

4.  Risks and Uncertainties, Including Contingent Liabilities

    (a) Inquire of management, the Director of Corporate Auditing, and the independent accountant about risks or exposures and review the steps management has taken to minimize such risks or exposures to the Company.

    (b) Consider and review management's analysis and evaluation of significant financial accounting and reporting issues and the extent to which such issues may affect the Company's financial statements.

5.  Internal Control Environment

    (a) Consider and review with the independent accountant, the Director of Corporate Auditing, and other members of management:

        (i)   the adequacy of the Company's internal controls, and

        (ii) significant findings and recommendations of the independent accountant and internal auditors together with management's proposed responsive actions.

    (b) Review the Company's regulatory compliance programs for ethical business conduct.


6. Access and Communication

    (a) Meet separately and privately with the independent accountant and with the Director of Corporate Auditing and with the Company's chief financial and accounting officers to ascertain if any restrictions have been placed on the scope of their activities, and to discuss any other matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

    (b) Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

7.  Reporting

    (a) Review its charter annually and recommend changes, as necessary, to the Board.

    (b) Report its activities to the Board on a regular basis and make recommendations to the Board with respect to matters within the purview of the Audit Committee, as necessary or appropriate.

    (c) Cause to be included with the Company's Proxy Statement once every three years a copy of the Committee's Charter.

    (d) Cause to be included in the Company's Proxy Statement an Audit Committee Report in accordance with Item 306 of Regulation S-K.

    (e) Cause the Company to annually submit to the NYSE a written affirmation in the form specified by the NYSE.

                             EASTMAN KODAK COMPANY
                              2001 ANNUAL MEETING


                              E.M. Pearson Theatre
                            at Concordia University
                            312 North Hamline Avenue
                              St. Paul, Minnesota





                                  [STREET MAP]



     Shareholders may park in the following lots for attending the Meeting:
                                o  Lot E on Hamline Avenue
                                o  Lot C on Hamline Avenue
                                o  Lot D on Marshall Avenue
     Parking in these lots is on a first-come, first-served basis.

     Lot B will be available only for handicapped parking for this Meeting.



                       [MAP WITH PARKING LOTS INDICATED]
                                 www.kodak.com

      Eastman Kodak Company o 343 State Street o Rochester, New York 14650




                                     [LOGO]
                           Take Pictures Further.(TM)




CC5-2 2001       This Proxy was printed on recyclable paper.     Cat No. 1897909

                NOTICE OF THE 2001 Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 9, 2001, at 10:00 AM, at the E.M. Pearson Theatre at Concordia University, 312 North Hamline Avenue, St. Paul, MN 55104.

There are three proposals to be voted on at the Meeting:
1. Election of four Class II directors for a term of three years: William W. Bradley, Alice F. Emerson, Hector de J. Ruiz, and Laura D'Andrea Tyson.
2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.
3. Amendment to 2000 Management Variable Compensation Plan.

The Board of Directors recommends a vote FOR items 1 - 3.

If you were a shareholder of record at the close of business on March 12, 2001, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact the Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0205, (716) 724-5492.

The E.M. Pearson Theatre is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services.

                       By Order of the Board of Directors

                               /s/ Joyce P. Haag

             Joyce P. Haag, Secretary and Assistant General Counsel
                     Eastman Kodak Company, March 22, 2001

                   (Please detach Proxy Card at perforation.)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                             EASTMAN KODAK COMPANY
[LOGO]      This Proxy is solicited on behalf of the Board of Directors

--------------------------------------------------------------------------------

The undersigned hereby appoints Daniel A. Carp and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 9, 2001, or any adjournment thereof.

     NOMINEES FOR DIRECTOR: Class II: William W. Bradley, Alice F. Emerson,
                   Hector de J. Ruiz and Laura D'Andrea Tyson


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS, AND FOR THE AMENDMENT TO 2000 MANAGEMENT VARIABLE COMPENSATION PLAN.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
       FOR the election of all nominees for director, FOR the ratification of election of independent accountants; and FOR the amendment to 2000 Management Variable Compensation Plan.




                                                                         SEE
(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)         REVERSE SIDE

    Please mark
/X/ votes as in
    this example


           The Board of Directors recommends a vote FOR Items 1 - 3.

                                                   WITHHOLD
1.    Election of Directors             FOR        AUTHORITY

                                        / /           / /
      (01) William W. Bradley
      (02) Alice F. Emerson
      (03) Hector de J. Ruiz
      (04) Laura D'Andrea Tyson

      ______________________________________________________________
      To withhold authority to vote for any particular nominee(s), write the name(s) above.

                                          FOR        AGAINST       ABSTAIN

2.    Ratification of Election
      of Independent                      / /          / /            / /
      Accountants


3.    Amendment to 2000                   FOR         AGAINST       ABSTAIN
      Management Variable                 / /           / /           / /
      Compensation Plan


If you receive more than one Annual Report at the address shown on this proxy card and have no need for the extra copy, please check the box at the right.  This will not affect the distribution of
dividends.                                / /

I plan to attend the
Annual Meeting.                           / /

I plan to bring
a guest.                                  / /

When completed, promptly forward this card to:  Proxy Services
                                                EquiServe
                                                P. O. Box 9370
                                                Boston, MA
                                                02205-9940

SIGNATURE(s)                                               DATE
            ----------------------------------------------     ----------------

NOTE: Please sign exactly as the name appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.